Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NATUS MEDICAL INCORPORATED

Natus Medical Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THE FOLLOWING:

FIRST: That the name of the Corporation is Natus Medical Incorporated.

SECOND: That the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is July 20, 2000 under the name Natus Medical Incorporated.

THIRD: That the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given in accordance with the provisions of Section 211 and Section 242 of the Delaware General Corporation Law:

Section 4 of Article FIFTH of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“The affirmative vote of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation’s Bylaws by the stockholders of this corporation: 2.3 (Annual Meeting) and 2.4 (Special Meeting).”

Section 7 of Article FIFTH of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“Any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.”

3. Article SIXTH of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“Notwithstanding any other provision in this Certificate of Incorporation or in any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article FIFTH or this Article SIXTH.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Vice President and Chief Financial Officer this 11th day of September 2012 and the foregoing facts stated herein are true and correct.

Natus Medical Incorporated

By:	/s/ Steven J. Murphy
Name: Steven J. Murphy
Title: Vice President Finance and Chief Financial Officer

2